UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Catalyst Pharmaceutical Partners, Inc.
(Name of Registrant as Specified In Its Charter)

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Explanatory Note

Catalyst Pharmaceutical Partners, Inc. (“Company”) intends to hold its 2007 Annual Meeting of Stockholders on August 8, 2007. In order to comply with its obligation to file the information required by Part III of Annual Report on Form 10-K on or before April 30, 2007, the Company has elected to file its Definitive Proxy Statement for its 2007 Annual Meeting at this time. The Definitive Proxy Statement will be mailed to the Company’s stockholders on or about June 27, 2007.

Catalyst Pharmaceutical Partners, Inc.
220 Miracle Mile, Suite 234
Coral Gables, Florida 33134
(305) 529-2522

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation, will be held on August 8, 2007, at 10:00 a.m., local time, at One Southeast Third Avenue, 25th Floor, Miami, Florida, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

(1) To elect six directors to serve a term of one year or until their successors are duly elected and qualified, or until their earlier death, resignation, or removal; and

(2) To transact such other business as may properly come before the meeting.

Pursuant to our bylaws, our Board of Directors has fixed the close of business on June 22, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Patrick J. McEnany
Patrick J. McEnany
Chairman of the Board

Coral Gables, Florida
June 27, 2007

Catalyst Pharmaceutical Partners, Inc.
220 Miracle Mile, Suite 234
Coral Gables, Florida 33134
(305) 529-2522

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors (the “Board”) of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 8, 2007, at 10:00 a.m., local time, at One Southeast Third Avenue, 25th Floor, Miami, Florida. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be June 27, 2007. The form of proxy indicates a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted upon by the persons named at the meeting: (i) for the election of six persons to our Board of Directors to serve until the 2008 annual meeting of stockholders, or until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal; and (ii) in their discretion, upon such other business as may properly come before the meeting.

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to attend the Annual Meeting.

We will bear the cost of the Board’s proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone and e-mail, all without extra compensation.

At the close of business on June 22, 2007 (the “Record Date”), we had outstanding 12,527,564 shares of our common stock, par value $0.001 per share. Each share of our common stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of our common stock. In the event that there are not sufficient proxies for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Shares represented by proxies that are marked “abstain” or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

A list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive office located at 220 Miracle Mile, Suite 234, Coral Gables, Florida 33134 for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder. The list will also be available for inspection at the Annual Meeting by any stockholder who is present.

Whether or not you plan to attend the Annual Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A LATER-DATED WRITTEN NOTICE TO THE CORPORATE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

OUR BOARD OF DIRECTORS

The following table shows information about our directors as of the date of this Proxy Statement:

Name	Age	Position(s)

Patrick J. McEnany	59	Chairman, President and Chief Executive Officer
Philip H. Coelho(3)	62	Director
Hubert E. Huckel, M.D.(1)	75	Director
Charles B. O’Keeffe(2)(3)	66	Senior Advisor and a Director
David S. Tierney, M.D.(1)(2)(3)	43	Director
Milton J. Wallace(1)(3)	71	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Patrick J. McEnany is a co-founder of our company and currently serves as our Chairman, President and Chief Executive Officer. Mr. McEnany has been Chief Executive Officer and a director since our formation in January 2002. He became Chairman and President in April 2006. From 1999 to 2002, Mr. McEnany was a consultant in the pharmaceutical industry. From 1991 to 1997, Mr. McEnany was Chairman and Chief Executive Officer of Royce Laboratories, Inc., a generic pharmaceutical manufacturer. From 1997 to 1998, after the merger of Royce into Watson Pharmaceuticals, Inc., Mr. McEnany served as president of the wholly-owned Royce Laboratories subsidiary and vice president of corporate development for Watson Pharmaceuticals, Inc. From 1993 to 1997, he also served as vice chairman and a director of the National Association of Pharmaceutical Manufacturers. He currently serves on the board of directors for ThermoGenesis Corp., Renal CarePartners, Inc. and the Jackson Memorial Hospital Foundation.

Philip H. Coelho has been a member of our board of directors since October 2002. Mr. Coelho has been employed with ThermoGenesis Corp., a company focused on the blood processing and hospital/woundcare markets, since October 1986. Since November 1997, Mr. Coelho has served as Chairman and Chief Executive Officer of ThermoGenesis; from December 1989 to November 1997, Mr. Coelho was President and Chief Executive Officer of ThermoGenesis; and from October 1986 to September 1989, Mr. Coelho served as Vice President and Director of Research and Development of ThermoGenesis. Prior to this, from October 1983 to October 1986, Mr. Coelho was President of Castleton, Inc., a company that developed and licensed the ultra-rapid heat transfer technology to ThermoGenesis. Mr. Coelho holds a Bachelor of Science degree in Mechanical Engineering from the University of California, Davis.

Hubert E. Huckel, M.D. is a co-founder of our company and serves as a member of our board of directors. Dr. Huckel was Chairman of the Board until April 2006. Dr. Huckel spent 29 years with The Hoechst Group (now part of Sanofi-Aventis), and was at the time of his retirement in 1992 executive chairman of the board of Hoechst-Roussel Pharmaceuticals, Inc. Dr. Huckel has continued his involvement in the prescription drug industry and currently serves on the boards of directors of Titan Pharmaceuticals, Inc., ThermoGenesis Corp. and Concordia Pharmaceuticals, Inc. Dr. Huckel received his M.D. degree from the University of Vienna, Austria and is a member of the Rockefeller University Council.

Charles B. O’Keeffe became a consultant to us in December 2004 and has served as our Senior Advisor since that time. Mr. O’Keeffe has also served as a member of our board of directors since December 2004. Mr. O’Keeffe is a Professor in the Department of Epidemiology and Community Health at Virginia Commonwealth University (“VCU”), and has served in such capacity since January 1, 2004. Mr. O’Keeffe joined VCU after retiring as President and Chief Executive Officer of Reckitt Benckiser Pharmaceuticals, Inc., a position Mr. O’Keeffe held from 1991 until 2003. As President of Drug Abuse Rehabilitation Services (from 1970 until 1971), he developed the first child-resistant, abuse-resistant vehicle for dispensing methadone. He served as president of Washington Reference Laboratories from 1972 until 1975, which provided toxicology services to the Department of Defense during the Vietnam War. He has served in the White House (from 1970 until 1973 and from 1976 until 1980) for three presidents — as advisor, special assistant for international health and deputy director for international affairs in the Office of Drug Abuse Policy — and has served on U.S. delegations to the World Health Assembly and the U.N. Commission on Narcotic Drugs. Mr. O’Keeffe played a significant role in helping Congress reach consensus on the Drug Addiction Treatment Act of 2000.

David S. Tierney, M.D. has served as a member of our board of directors since October 2002. Dr. Tierney served as the President and Chief Executive Officer (and as a member of the board of directors) of Valera Pharmaceuticals, Inc. a specialty pharmaceutical company, between August 2000 and April 2007, when Valera completed a merger with Indevus Pharmaceuticals, Inc. From January 2000 to August 2000, Dr. Tierney served as President of Biovail Technologies, a division of Biovail Corporation, a Canadian drug delivery company, where he was responsible for all of Biovail’s research and development, regulatory and clinical activities. From March 1997 to January 2000, Dr. Tierney was Senior Vice President of Drug Development at Roberts Pharmaceutical Corporation, where he was responsible for all research and development activities, and for drug development, medical affairs, worldwide regulatory affairs and chemical process development, as well as being part of the executive management team. From December 1989 to March 1997, Dr. Tierney was employed by Élan Corporation, a pharmaceutical company, in a variety of management positions. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine. Dr. Tierney is also a director of NexMed, Inc.

Milton J. Wallace became a member of our board of directors in October 2002. Mr. Wallace was a practicing attorney in Miami, Florida for over 40 years until 2005, when he retired. Mr. Wallace served as co-founder and chairman of Renex Corporation, a provider of kidney dialysis services, from July 1993 to February 2000, when that company was acquired by National Nephrology Associates, Inc. Mr. Wallace was also the co-founder and a director of Home Intensive Care, Inc., a provider of home infusion and dialysis services, from 1985 to July 1993, when that company was acquired by W.R. Grace & Co. Mr. Wallace was Chairman of the Board of Directors of Med/Waste, Inc., an entity engaged in the business of medical waste, from June 1993 until February 13, 2002, when that company filed a voluntary bankruptcy petition under federal bankruptcy laws. Mr. Wallace currently serves as Chairman of the Board of Directors of Renal CarePartners, Inc., as Vice Chairman of Preferred Care Partners and as a member of the board of directors of Imperial Industries, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in their ownership of common stock. Officers, directors, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations made to us that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% stockholders were complied with.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee were at any time an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee, except that Mr. McEnany serves on the compensation committee of ThermoGenesis, the Chief Executive Officer of which is Mr. Coelho.

Audit Committee Report

Management has the primary responsibility for our internal controls, the financial reporting process and preparation of our financial statements. Grant Thornton LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee’s responsibility is to select the independent auditors and monitor and oversee these processes.

The audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee reviewed and discussed the audited financial statements with management and the independent auditors.

In fulfilling its responsibilities, the audit committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the audit committee also considered whether the provision of services by the independent auditors not related to the audit of our financial statements is compatible with maintaining the independent auditors’ independence. During such discussions, the independent auditors confirmed that, as of December 31, 2006, they were independent accountants with respect to Catalyst Pharmaceutical Partners, Inc. within the meaning of the Securities Act and the requirements of the Independence Standards Board.

Based upon the audit committee’s discussions with management and the independent auditors and the audit committee’s review of the representations of management and the report and letter of the independent auditors provided to the audit committee, the audit committee determined that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The audit committee has also reviewed all non-audit services being provided by the independent auditors and has concluded that the provision of such services has been compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee has discussed these matters with representatives of the independent auditors and our management and will monitor our compliance with any new restrictions as they are put in place to continue to ensure that the services provided by its independent accountants are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee
Milton J. Wallace (Chair)
David S. Tierney, M.D.
Hubert E. Huckel, M.D.

April 20, 2007

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report and the Performance Graph of Shareholder Return that follow shall not be incorporated by reference into any such filings.

Independent Auditor’s Fees

The following table represents fees for professional audit services rendered by Grant Thornton LLP relating to the audit of our annual financial statements for the fiscal years ended December 31, 2006 and 2005. We retained Grant Thornton LLP during 2006 to audit our financial statements for the years ended December 31, 2005, 2004 and 2003.

	2006	2005(2)

Audit fees	$102,758	$43,435
Audit-related fees(1)	147,227	—

Total audit fees	249,985	43,435
Tax fees	6,360	—
All other fees	—	—

Total fees	$256,345	$43,435

(1)	Services were rendered in connection with our initial public offering.

(2)	Services relating to the audits of our financial statements for the three years ended December 31, 2005.

All of the services described above were approved by our Audit Committee pursuant to its policies and procedures.

OUR MANAGEMENT TEAM

Executive Officers

The following list reflects our executive officers, as of the date of this proxy, the capacity in which they serve us, and when they assumed office:

			Executive Officer
Name	Positions	Age	Since

Patrick J. McEnany	Chairman, President and Chief Executive Officer	59	January 2002
Jack Weinstein	Vice President, Treasurer and Chief Financial Officer	51	October 2004
Charles W. Gorodetzky, M.D., Ph.D.	Chief Medical Officer	69	September 2006
M. Douglas Winship	Vice President of Regulatory Operations	57	July 2006
Steven R. Miller, Ph.D.	Vice President of Pharmaceutical Development and Project Management	45	April 2007
Alicia Grande, CPA, CMA	Corporate Controller and Chief Accounting Officer	36	January 2007

Executive Officers’ Business Experience

The business experience of Patrick J. McEnany is included above under “Our Board of Directors.”

Jack Weinstein has served as our Vice President, Treasurer and Chief Financial Officer since July 2006 and as our Chief Financial Officer since October 2004. For the last 20 years Mr. Weinstein has primarily been employed as an investment banker with various firms. From 2002 to 2006, Mr. Weinstein was a licensed agent of The Avalon Group, Ltd., a broker-dealer. From 1999 to 2002, Mr. Weinstein was employed by Ladenburg Thalmann & Co., Inc. From 1994 to 1999, Mr. Weinstein was employed by Gruntal & Co., LLC. Mr. Weinstein earned a Bachelors Degree from the University of Miami in 1979 and a Masters Degree in Business Administration from the Harvard University Graduate School of Business Administration in 1983.

Charles W. Gorodetzky, M.D., Ph.D., became our Chief Medical Officer in September 2006. Dr. Gorodetzky has more than 43 years of experience in pharmacology, drug development, clinical trials management and addiction medicine. From 1999 to 2005, Dr. Gorodetzky was employed by Quintiles, Inc. in a variety of management positions, including serving as a Vice President in the Medical and Scientific Services Department. While at Quintiles, he had extensive experience with designing, organizing and managing large multi-center clinical trials in a variety of central-nervous system (CNS) indications, abuse liability, substance abuse treatment and smoking cessation. Prior to joining Quintiles, from 1994 to 1998 Dr. Gorodetzky was a Vice President of Hoechst Marion Roussel, Inc. (HMR) (formerly Marion Merrell Dow and now part of Sanofi Aventis) serving as Global Head of CNS Development, Head of Clinical Research North America and North American Medical Advisor. Dr. Gorodetzky has been directly involved in the clinical development of vigabatrin since 1995, first as the primary responsible development person at HMR and then as the person at Quintiles working with HMR in the development of vigabatrin. Prior to joining HMR, Dr. Gorodetzky was employed by several pharmaceutical companies in management positions, with an emphasis on developing smoking cessation therapies and antiepileptic drugs. From 1963 to 1984, Dr. Gorodetzky was on the staff at the National Institute on Drug Abuse (NIDA) Addiction Research Center, serving in his last position as the final director of NIDA’s Lexington facility.

M. Douglas Winship joined us in July 2006 as our Vice President of Regulatory Operations. Mr. Winship has worked in regulatory affairs in the healthcare industry for 30 years. From 2004 to 2005, Mr. Winship was Vice President — Quality Assurance and Regulatory Affairs for Argos Theraputics, Inc., a biotechnology company developing immunotherapy treatments for cancer, in Durham, North Carolina. Previously, Mr. Winship was employed by CEL-SCI Corp., a biotechnology company developing immune system based treatments, in Vienna, VA, from 1998 to 2002 as Senior Vice President — Regulatory Affairs and Quality Assurance, and from 1994 through 1998 as Vice President — Regulatory Affairs and Quality Assurance. From 1988 to 1994, Mr. Winship was employed by Curative Technologies, Inc., a health-care company involved in the wound-healing market, first as

Director of Regulatory Affairs and Quality Assurance and later as Vice President of Regulatory Affairs and Quality Assurance. Mr. Winship earned his Bachelor of Science in chemistry from Upsala College in 1971.

Steven R. Miller, Ph.D., became our Vice President of Pharmaceutical Development and Project Management in April 2007. Dr. Miller has worked in the healthcare industry for 24 years. Prior to joining us, Dr. Miller spent fifteen years with various divisions of Watson Laboratories, a subsidiary of Watson Pharmaceuticals, Inc., most recently as Executive Director of R&D Operations. In this capacity, Dr. Miller managed a team of 50 in the testing of all R&D products for clinical trials, including method valuation, stability testing, operation of the R&D pilot plant, and assembly of the CMC section of drug applications, in addition to other responsibilities. Prior to this position, Dr. Miller was Director of Technology Transfer for Watson Laboratories, and Vice President of Research and Product Development for Royce Laboratories, which was subsequently acquired by Watson Laboratories. Prior to joining Royce Laboratories, Dr. Miller was Group Leader and Senior Scientist at Dade Behring. Before joining Dade Behring, Dr. Miller was both a Graduate Teaching Assistant and Research Assistant at the University of Maryland and University of Miami, respectively, and prior to that, served as an Analytical Chemist at the U.S. Food & Drug Administration. Dr. Miller received his Bachelor of Science Degree in Chemistry from the University of Maryland and his Ph.D. from the University of Miami.

Alicia Grande, CPA, CMA, serves as our Corporate Controller and Chief Accounting Officer. Prior to joining Catalyst in January 2007, since 2003 Ms. Grande was employed by Answerthink, Inc., a publicly traded information technology consulting services company. Ms. Grande served in various capacities with Answerthink, most recently as Senior Director of Finance, and was responsible for all external and SEC financial reporting. Ms. Grande also served as head of Answerthink’s Sarbanes-Oxley Act compliance team. Prior to joining Answerthink, Ms. Grande was employed for more than 10 years in capacities from staff to most recently Senior Manager, Audit & Business Consulting, by several public accounting firms including Arthur Andersen, LLP. Ms. Grande earned a master of accounting degree from Florida International University in 2002 and a bachelor of science degree in business administration, with majors in accounting and finance, from Syracuse University in 1992.

Family Relationships

There are no family relationships between or among any of our directors and/or executive officers.

EXECUTIVE COMPENSATION — DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to our executive officers and administers our 2006 Stock Incentive Plan (the “2006 Plan”). Our Compensation Committee consists of two members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated thereunder, and in the listing standards of the Nasdaq Global Market. The Compensation Committee operates under a written charter that was first adopted by our board of directors in July 2006. The charter more fully describes the role, responsibilities, and functioning of the Compensation Committee. A copy of this charter can be viewed on our website at www.catalystpharma.com.

Prior to our November 2006 initial public offering (“IPO”), only one of our executive officers, Patrick J. McEnany, was an employee of the Company. While Mr. McEnany had entered into an employment agreement with us in March 2005, it contemplated that 1/2 of his annual compensation of $100,000 would be deferred until we completed a financing of not less than $2 million. Mr. McEnany also deferred the remaining portion of his compensation until the equity minimum had been met. Further, during 2004, 2005 and 2006 (until we completed our IPO), Mr. Weinstein was a consultant to us receiving cash compensation of approximately $60,000 per annum. Messrs. McEnany and Weinstein also received stock option grants pursuant to written agreements, all of which had vested prior to our IPO.

In connection with the completion of our IPO, Messrs. McEnany and Weinstein entered into employment agreements with us, as more particularly described below. Further, during 2006 and 2007 we added several additional executive officers (Mr. Winship, Dr. Gorodetzky, Dr. Miller and Ms. Grande), all of whose compensation is subject to review and approval by the Compensation Committee. Other than Messrs. McEnany, Weinstein and Winship, none of our new executive officers received compensation exceeding $100,000 during 2006.

Overview of compensation structure

Our compensation structure for named executive officers has historically consisted of two basic components — a salary and equity compensation. Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below. We also expect that the Committee will utilize cash bonuses during future periods as part of its compensation structure.

Compensation program objectives and what our compensation program seeks to reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by positioning our business for growth and, in the future, for increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of stock-based compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders.

Why each element of compensation is paid and how the amount of each element is determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee intends to pay each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also intends to evaluate on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete with executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers.

Salaries.  The cash salaries paid to two of our named executive officers (Messrs. McEnany and Weinstein) were established at the time of our IPO. These salaries have been incorporated into the terms of employment agreements with these two named executive officers (copies of our employment agreements with these named executive officers are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006). Our third named executive officer (Mr. Winship) is an employee at will. Any increases in salaries in the future to our named executive officers will be made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. McEnany, who also serves as our Chief Executive Officer, receives no additional compensation for serving on our board of directors.

Cash Incentive Compensation.  Cash incentive or bonus compensation is discretionary under our employment agreements with our named executive officers. All cash incentive compensation grants are intended to be paid in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Other than the bonus in the amount of $140,575 paid to our Chief Financial Officer upon the successful completion of our IPO, which was paid pursuant to his consulting agreement with us, no cash incentive compensation has been paid by us to date.

Equity Compensation.  Equity compensation awards to our named executive officers were granted in the past pursuant to written agreements. Grants to several of our recently hired executive officers have been granted under the 2006 Plan, and all future grants are expected to be made under the 2006 Plan. Under the 2006 Plan, unless otherwise determined by the Compensation Committee, equity compensation awards vest over a four-year period.

How each compensation element fits into the overall compensation objectives and affects decisions regarding other elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation. When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

Summary Compensation

The following table sets forth information about the compensation earned during 2006, 2005, and 2004 to our Chief Executive Officer and to each of our other most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.

						Non-Equity
Name and			Awards ($)(1)			Incentive		All Other
Principal Position	Year	Salary ($)	Stock	Option		Compensation		Compensation		Totals ($)

Patrick J. McEnany	2006	133,223	—	—		—		—		133,223
Chairman, President	2005	83,327	—	470,000	(2)	—		—		553,327
and CEO	2004	—	—	—		—		—		—
Jack Weinstein	2006	97,644	—	—		140,575	(5)	—		238,219
Vice President,	2005	60,000	—	319,500	(4)	—		—		379,500
Treasurer and CFO(3)	2004	15,241	—	219,000	(4)	—		—		234,241
M. Douglas Winship	2006	86,538	—	739,825	(6)	—		23,911	(7)	850,274
Vice President of Regulatory Operations

(1)	This column reflects the fair value of stock options granted to our Chief Executive Officer and to each of our executive officers whose aggregate direct compensation in 2006 exceeded $100,000 during 2006, 2005 and 2004.

(2)	Under APB No. 25, the fair value of the stock options granted to Mr. McEnany (an employee) in 2005 was not recorded as an expense on our statement of operations.

(3)	Compensation paid to Mr. Weinstein for his services as our Chief Financial Officer prior to our IPO were paid pursuant to a consulting agreement between us and Mr. Weinstein.

(4)	Under APB No. 25, we recorded the following amounts in our statements of operations relating to the stock option grants to Mr. Weinstein (a consultant) in 2004 and 2005 as the options vested:

2004	$219,000
2005	291,750
2006	767,575

$1,278,325

(5)	Bonus paid to Mr. Weinstein in November 2006 related to our IPO. See “Certain Relationships and Related Transactions.”

(6)	Under FASB No. 123R, the fair value of Mr. Winship’s stock options is being recorded as an expense on our statement of operations as the options vest, as follows: (i) 2006 — $92,478; (ii) 2007 — $184,956; (iii) 2008 — $184,956; (iv) 2009 — $184,956; and (v) 2010 — $92,479.

(7)	Relocation expenses.

Employment Agreements

We have employment agreements with our Chairman and Chief Executive Officer and our Vice President, Treasurer and Chief Financial Officer. Each provides for the payment of a base salary plus bonus compensation based on performance. Each employment agreement also contains a “change of control” severance arrangement if the employee is not retained in our employment after a change of control.

The agreements with Messrs. McEnany and Weinstein are for a three and a two-year period, respectively, and call for annual compensation of $315,000 and $200,000. Each provides that upon the termination of the agreement for any reason other than by us for cause (as defined therein), the executive will be entitled to receive a termination payment.

Stock Option Plans

In July 2006, we adopted the 2006 Plan. We have reserved 2,188,828 shares for issuance under the 2006 Plan. To date, options to purchase 205,888 shares of our common stock and 15,000 restricted shares of our common stock have been granted under the 2006 Plan. The purpose of the 2006 Plan is to continue to advance our interests by allowing us to attract, retain, reward, and motivate individuals eligible under the 2006 Plan to strive for our continued success by giving them additional opportunities to purchase further equity stakes in our company.

Administration.  The Compensation Committee of our board of directors administers the 2006 Plan and determines which persons will receive grants of awards and the type of award to be granted to such persons. The Compensation Committee also interprets the provisions of the 2006 Plan and makes all other determinations that it deems necessary or advisable for the administration of the 2006 Plan.

Eligibility.  All eligible individuals will be able to participate in the 2006 Plan. Eligible individuals include our directors, officers, employees, independent contractors and consultants, as well as individuals who have accepted an offer of employment with us.

Transferability of awards.  Awards are non-transferable other than by will or by the laws of descent and distribution or as otherwise expressly allowed by the Compensation Committee pursuant to a gift to members of an eligible person’s immediate family. The gift may be directly or indirectly transferred, by means of a trust, partnership, or otherwise. Stock options and stock appreciation rights may be exercised only by the optionee, any such permitted transferee or a guardian, legal representative or beneficiary.

Change of control.  If there is a change in control of Catalyst Pharmaceutical Partners, Inc., any award that is not exercisable and vested may become immediately exercisable and vested in the sole and absolute discretion of the Compensation Committee. Vested awards will be deemed earned and payable in full. The Compensation Committee may also terminate the awards, entitling participants to a cash payment. If we are liquidated or dissolved, awards may also be converted into the right to receive liquidation proceeds. In the event that the Compensation Committee does not terminate or convert an award upon a change of control, then the award will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation

Amendments, modifications and termination.  Our board of directors may, at any time, suspend or terminate the 2006 Plan, but the board may not impair the rights of holders of outstanding awards without the holder’s consent. No amendment to the 2006 Plan may be made without consent of our stockholders. In the event that an award is granted to a person residing outside of the United States, the board may, at its discretion, modify the terms of the agreement to comply with the laws of the country of which the eligible individual is a resident. The 2006 Plan will terminate 10 years after its effective date.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2006.

						Stock Awards
									Equity
	Option Awards							Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout Value
		Number of	Number			Number of	Market Value	Unearned	of Unearned
		Securities	of Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Number of	Underlying	Underlying			Units of	or Units	or Other	or Other
	Securities Underlying	Unexercised	Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Unexercised	Options	Unearned	Exercise	Option	Have Not	That Have	Have Not	Have Not
	Options(#)	(#)	Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Patrick J. McEnany	364,804	—	—	0.69	7/1/12	—	—	—	—
	364,804	—	—	0.69	3/4/15	—	—	—	—
Jack Weinstein	145,921	—	—	1.37	10/1/09	—	—	—	—
	72,961	—	—	2.98	10/1/09	—	—	—	—
	145,921	—	—	1.37	3/4/10	—	—	—	—
	72,961	—	—	2.98	3/4/10	—	—	—	—
M. Douglas Winship	—	36,480	—	2.98	7/10/12	—	—	—	—
	—	36,480	—	2.98	7/10/13	—	—	—	—
	—	36,480	—	2.98	7/10/14	—	—	—	—
	—	36,481	—	2.98	7/10/15	—	—	—	—

Option Exercises

No options have been exercised by any of our named executive officers.

Potential Payments Upon Termination or Change in Control

The following table sets forth for each named executive officer the payments we would have been required to make in connection with (i) the termination of the officer’s employment without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement); (ii) the termination of the officer’s employment for cause (as defined in each officer’s employment agreement); and (iii) the retirement of the officer, in each case, as if such termination or retirement had occurred on December 31, 2006.

	Payment Due Upon	Payment Due Upon a
	Termination Either	Termination by
	by Company without	Company with Cause	Payment Due Upon
	Cause or by Officer	or Resignation by	Retirement by
Name	for Good Reason (1)	Officer	Officer

Patrick J. McEnany	$898,397	—	—
Jack Weinstein	400,000	—	—
M. Douglas Winship	—	—	—

(1)	Under their employment agreement, these amounts would have been payable to Messrs. McEnany and Weinstein had their employment agreements been terminated on December 31, 2006.

Compensation of Directors

Non-employee directors receive an annual retainer of $12,000, plus meeting fees of $1,000 for Board meetings and $500 for committee meetings. Further, the Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Non-employee directors also receive annual grants of five-year stock options to purchase 5,000 shares of the Company’s common stock (7,000 shares for the Chair of the Audit Committee and the Chair of the Compensation Committee) at an exercise price equal to the closing price of the common stock on January 17 of each year.

The compensation to be paid to non-employee directors was approved by the Board in January 2007. Prior to January 2007, no compensation was paid to our non-employee directors for their services.

Board Compensation Committee Report on Executive Compensation

The compensation committee of the Board is comprised of two independent directors and has the responsibility to:

•	establish our compensation philosophy and policies;

•	review and approve any recommendations for the compensation of our executive officers;

•	initiate all compensation actions for our Chief Executive Officer; and

•	administer our 2006 Plan.

Based upon the Compensation Committee’s discussions with management and their review of the Executive Compensation Discussion and Analysis included above, the members of the Compensation Committee have concluded that the Executive Compensation Discussion and Analysis included above reflects their views regarding the compensation philosophy that they are following with respect to executive compensation and they have recommended that the Executive Compensation Discussion and Analysis set forth above be included in this proxy statement.

The Compensation Committee
David S. Tierney M.D. (Chair)
Charles B. O’Keeffe

April 20, 2007

Performance Graph

The following graph compares the cumulative total shareholder return on our common stock since November 8, 2006, which is the date that our common stock first began trading on the NASDAQ Global Market, to two indices, the NASDAQ Composite Index and the NASDAQ Biotechnology Index. The graph assumes an initial investment of $100 on November 8, 2006. The comparisons in this graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN*

Among Catalyst Pharmaceutical Partners, Inc. The NASDAQ Composite Index
And The NASDAQ Biotechnology Index

* $100 invested on 11/8/06 in stock or on 10/31/06 in index-including reinvestment of dividends.

Fiscal year ending December 31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the date of this proxy statement, we had 12,527,564 shares of our common stock outstanding. The following table sets forth, as of the date of this proxy statement, certain information regarding the shares of common stock owned of record or beneficially by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage

Patrick J. McEnany(2)(3)	3,949,737	29.8
Hubert E. Huckel, M.D.(4)	1,883,742	14.2
Pequot Capital Management, Inc.(5)	858,400	6.9
Philip H. Coelho(6)	223,882	1.8
Charles B. O’Keeffe(7)	340,619	2.7
David S. Tierney, M.D.(8)	189,401	1.5
Milton J. Wallace(8)(9)	336,184	2.7
Jack Weinstein(10)	437,764	3.4
M. Douglas Winship (11)	—	0.0
All officers and directors as a group (11 persons)(12)	7,467,622	50.5

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o Catalyst Pharmaceutical Partners, Inc.

(2)	Includes 145,922 shares owned by Mr. McEnany’s wife.

(3)	Includes options to purchase 729,608 shares of our common stock at a price of $0.69 per share.

(4)	Includes options to purchase 729,608 shares of our common stock at a price of $0.69 per share and 5,000 shares of our common stock at a price of $3.99 per share.

(5)	Reported in a Schedule 13G filed by Pequot on February 14, 2007. Pequot’s address is 500 Nyala Farm Road, Westport, CT 06880.

(6)	Includes options to purchase 5,000 shares of our common stock at a price of $3.99 per share.

(7)	Includes options to purchase 296,843 shares of our common stock, of which 291,843 shares are exercisable at a price of $1.37 per share and 5,000 shares are exercisable at a price of $3.99 per share.

(8)	Includes options to purchase 7,000 shares of our common stock at a price of $3.99 per share.

(9)	Shares are owned jointly by Mr. Wallace and his wife, Patricia Wallace. Also includes 29,184 shares owned by Biscayne National Corp., of which Mr. Wallace is the President.

(10)	Includes options to purchase 437,764 shares of our common stock, of which options to purchase 291,842 shares are exercisable at a price of $1.37 per share and options to purchase 145,922 shares are exercisable at a price of $2.98 per share.

(11)	Excludes unvested stock options to purchase 145,921 shares of our common stock at an exercise price of $2.98 per share. These options will vest as follows: (i) 7/10/2007 — 36,480; (ii) 7/10/2008 — 36,480; (iii) 7/10/09 — 36,480; and (iv) 7/10/2010 — 36,481.

(12)	Includes options to purchase 2,251,156 shares of our common stock at exercise prices ranging from $0.69 per share to $3.99 per share. Excludes 15,000 unvested restricted shares and unvested stock options to purchase 274,476 shares of common stock at exercise prices ranging from $2.98 per share to $6.00 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to our IPO, we had a consulting agreement with Jack Weinstein, our Chief Financial Officer that required a bonus payment upon the successful completion of a U.S. initial public offering raising proceeds of at least $10 million. We paid the required bonus in the amount of $140,575 upon the successful completion of our IPO.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for a board of directors elected annually for one-year terms. The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed proxy will be voted for a substitute nominee selected by the Board of Directors.

Nominees for Director

The nominees for director are as follows:

Name	Age	Director Since

Patrick J. McEnany	59	January 2002
Hubert E. Huckel	75	January 2002
Philip H. Coelho	62	October 2002
Charles B. O’Keeffe	66	December 2004
David S. Tierney, M.D.	43	October 2002
Milton J. Wallace	71	October 2002

Biographical information about each candidate for election to the Board of Directors is contained above in “Our Board of Directors.”

Consideration of Future Nominees

The nominating and corporate governance committee of our Board will consider director candidates recommended by our stockholders. Any stockholder wishing to submit a recommendation with respect to the 2008 Annual Meeting of Stockholders should send a signed letter of recommendation to Catalyst Pharmaceutical Partners, Inc., 220 Miracle Mile, Suite 234, Coral Gables, Florida 33134, Attention: Corporate Secretary. To be considered, recommendation letters must be received not less than 90 days nor more than 120 days from the first anniversary of the date of the Annual Meeting, and must include: (i) all information about the nominee required to be disclosed in solicitations of proxies in an election contest; (ii) the written consent of the nominee to the nomination and such nominee’s willingness to serve if elected; and (iii) the name and address of the stockholder making such recommendation, the class and number of shares of capital stock the stockholder owns, and a representation by the stockholder that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear, in person or by proxy, to propose such nomination.

Vote Required

The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

The Board of Directors recommends a vote in favor of those persons nominated for election to the Board of Directors.

OTHER MATTERS

The Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of proxy holders.

CONTACTING THE BOARD OF DIRECTORS

Stockholders may communicate with the board of directors by directing their communications in a hard copy (i.e. non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our principal executive office located at 220 Miracle Mile, Suite 234, Coral Gables, Florida 33134, Attention: Corporate Secretary. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of our common stock. Our corporate secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of our products or services; (ii) communications from suppliers or vendors relating to our obligations to such supplier or vendor; (iii) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (iv) any other communications that the corporate secretary deems, in his reasonable discretion, to be unrelated to our business. The corporate secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be automatically sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2008 Annual Meeting of Stockholders must be received by our corporate secretary not later than March 1, 2008 at our principal executive offices, 220 Miracle Mile, Suite 234, Coral Gables, Florida 33134, Attention: Corporate Secretary, for inclusion in the proxy statement and proxy relating to the 2008 Annual Meeting of Stockholders. Additionally, we must receive notice of any stockholder proposal to be submitted at the 2008 Annual Meeting of Stockholders (but not required to be in our proxy statement) by March 1, 2008, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

ADDITIONAL INFORMATION

The Company is delivering its Annual Report to its stockholders with this proxy statement. The Company will furnish without charge to any stockholder submitting a written request, the Company’s 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written requests should be directed to the Company, Attention: Corporate Secretary, at the address set forth above.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Patrick J. McEnany
Patrick J. McEnany
Chairman of the Board

Coral Gables, Florida
June 27, 2007

CATALYST PHARMACEUTICAL PARTNERS, INC.
220 Miracle Mile, Suite 234
Coral Gables, Florida 33134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Patrick J. McEnany and Jack Weinstein, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.001 par value per share, of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”) which the undersigned would be entitled to vote at the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m. local time, on Wednesday, August 8, 2007 or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.
1.	PROPOSAL ONE — Election of Directors

To elect the following persons as Directors of the Company: For a one year term Patrick J. McEnany Philip H. Coelho Hubert E. Huckel, M.D. Charles B. O’Keeffe David S. Tierney, M.D. Milton J. Wallace

☐	FOR ALL NOMINEES except as indicated

☐	WITHHOLD AUTHORITY to vote for all nominees (INSTRUCTION: To withhold authority for an individual nominee, strike a line through that nominee’s name in the list above.)

2.	PROPOSAL TWO — To transact such other business as may properly come before the meeting
     ☐ FOR                                                             ☐ AGAINST                                                             ☐ ABSTAIN
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders dated June 27, 2007, and the accompanying Proxy Statement.
Date: ____________, 2007.

Signature

Name(s) (typed or printed)

Address(es)
Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.